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                                                                   EXHIBIT 10.78


                                    AGREEMENT

THIS AGREEMENT (the "Agreement") is made and entered into on June 11, 1999 (the "Effective Date"), by and between Gerald W. Haddock ("Employee") and Crescent Operating, Inc. ("Employer"), and each of their respective subsidiary entities and other direct or indirect affiliates, the "Employer Group".

WHEREAS, Employee presently serves as President and Chief Executive Officer of COI and certain of the other entities constituting the Employer Group;

WHEREAS, the parties wish to resolve all outstanding claims and disputes between them in an amicable manner;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement, the sufficiency of which the parties acknowledge, it is agreed as follows:

1. Employee hereby resigns from all directorships and offices of whatever nature held by Employee with any member of the Employer Group, with such resignation to be effective as of the Effective Date and renounces and relinquishes all appointments as attorney-in-fact on behalf of any member of the Employer Group.

2. In consideration for Employee's promises in this Agreement, Employer agrees to pay to Employee within five days of the execution of this Agreement the amount of his monthly salary through June 30, 1999, and in addition the lump sum of $100,000 cash, provided that such payment shall be subject to such payroll tax and other withholding as is required by law. Employee shall have no obligation to mitigate the amounts payable to Employee under this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Employee as a result of his performance of services for a third party. The Employer Group also agrees to reimburse all reasonable business expenses incurred by Employee on behalf of the Employer Group prior to the date of his resignation, in accordance with the Employer Group's policies and procedures regarding executive expense reimbursement. Except as set forth specifically in this Section or as set forth in the document(s) effecting the accelerated vesting of the New Vested Options (defined in Section 5 below), Employee will not be entitled to any other payment whatsoever for his promises in this Agreement.

3. Employer and Employee acknowledge that Employee's ceasing to be involved in management of Employer will constitute an event of default under the Credit Agreement between Employer and NationsBank of Texas (n/k/a Bank of America); Employee agrees to cooperate with Employer upon request in its efforts to obtain from NationsBank a waiver of that event of default (the "Waiver"), but Employee shall not have any liability to Employer if Employee cooperates with Employer but the Waiver is not obtained . Employer and Employee further acknowledge that Employee is jointly and severally obligated with certain other management personnel of Employer under that Support Agreement in favor of NationsBank; Employer agrees that it shall be responsible for obtaining from NationsBank and from the other management personnel of Employer who are parties to that Support Agreement the full and complete release of Employee (the "Release") from the Support Agreement. Employer shall indemnify Employee and hold him harmless from and against any claims, damages or losses incurred by Employee resulting from
     (i) any event of default under the Credit Agreement occurring as a result of the failure to obtain the Waiver for any reason or (2) Employer's failure to obtain the Release.

4. Employee is a limited partner of COPI Colorado, LP, of which Employer is the sole general


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     partner. In its capacity as sole general partner, Employer agrees, subject to the following conditions, that, as of a date to be mutually agreed upon by Employer and Employee but which shall not be earlier than January 2, 2000, nor later than February 28, 2000, Employer shall either cause the Partnership to be liquidated and wound up or cause the Partnership to redeem Employee's limited partner interest, in either event with Employee being entitled to receive in cash payment of an amount equal to the value of his pro rata interest in the Partnership. Employer and Employee agree that the Employer shall cause the Partnership to select an independent qualified appraiser (an "Appraiser") for purposes of determining the value of Employee's interest in the Partnership in connection with the liquidation or redemption; but if Employee objects to such Appraiser, then Employee, at his expense, may select an Appraiser for the same purpose, in which event the two Appraisers shall cooperate to determine the value of Employee's interest in the Partnership; but if the two Appraisers are unable, within a reasonable time, to agree upon the value of Employee's interest in the Partnership, then the two Appraisers shall select a third Appraiser, and the third Appraiser shall determine the value of Employee's interest in the Partnership and its valuation shall be final and binding upon Employer and Employee. For purposes of this paragraph, it is agreed that PricewaterhouseCoopers shall be considered an independent qualified appraiser acceptable to each party.

5. Employee and Employer acknowledge that, contemporaneously with this Agreement, the Compensation Committee and/or full Board of Directors of Employer has accelerated the vesting of certain unvested stock options held by Employee (the "New Vested Options"); identified in Exhibit A, pursuant to the First Amended and Restated Nonqualified Stock Option Agreement
     (1997) attached hereto Exhibit B and the First Amended and Restated Nonqualified Stock Option Agreement (1999) attached hereto as Exhibit C. Employer agrees to use all reasonable efforts to ensure that the New Vested Options, all other options that are vested as of the Effective Date, and all securities as to which those options may be exercised by Employee will continue to be registered under the Securities Act of 1933 and that all existing rights of Employee pursuant to the relevant stock option plans and stock option agreements will be preserved. Employee represents and acknowledges to the Employer that his interest in the stock options and unit options previously issued to him by Employer are either his separate property or subject to the sole management, control and disposition of Employee.

6. The Employer Group shall provide Employee an insurance and indemnification policy (including any fiduciary liability policy) that provides coverage with respect to any claims made during the six (6) year period following the Effective Date that is substantially similar to the Employer Group's existing policies or, if substantially equivalent insurance coverage is unavailable, the best coverage reasonably available.

7. As a further condition to the agreements contained herein, neither Employee nor any person acting on Employee's behalf will, and neither Employee or such other person will assist or encourage others (including those providing financing to Employee for any purpose) to, directly or indirectly, for a period of one (1) year from the date of this Agreement
     (i) induce or attempt to persuade any persons with whom any member of the Employer Group is now doing business, or has at any time in the past done business, to curtail, cancel or otherwise terminate their business with any member of the Employer Group, provided, however, that commencing on the Effective Date, Employee may do business with investment banking firms, real estate companies, and any other business which now does, or at any time in the past has done, business with any member of the Employer Group, where the Employee's conduct of such business does not otherwise violate this Section 5(i), or (ii) without the express prior written approval of the relevant member, employ, offer to employ or permit to post for any position of employment any employee of


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     any member of the Employer Group or otherwise interfere with the employment by any member of the Employer Group of any individual who is an employee of such member.

8. Employee agrees that the payments and other benefits referenced in Section 2, the covenants in Sections 3 and 4, and the modifications to the unvested stock options contemplated by Section 5 are in full, final and complete settlement of all claims Employee may have against any member of Employer Group or any of such member's past and present affiliates, officers, directors, owners, employees, agents, successors and assigns, and the Employer Group agrees that Employee's promises in this Agreement are in full, final and complete settlement of all claims Employer Group may have against Employee, his heirs and assigns. Nothing in this Agreement shall be construed as an admission of liability by any member of Employer Group or any of such member's past and present affiliates, officers, directors, owners, employees or agents, or by Employee.

9. (a) Employee covenants not to sue, and fully and forever releases and discharges each member of Employer Group and each of such member's past and present affiliates, directors, officers, owners, employees and agents, as well as each of such member's successors and assigns (collectively, the "COI Releasees") from any and all claims, liabilities, damages, demands, and causes of action or liabilities of any nature or kind, whether now known or unknown, arising out of or in any way connected with Employee's employment or other relationship with any member of Employer Group or the termination of that employment or other relationship. Each member of the Employer Group covenants not to sue, and fully and forever releases Employee, his agents, heirs and assigns (collectively, the "Haddock Releasees"), from any and all claims, liabilities, damages, demands, and causes of action or liabilities of any nature or kind, whether now known or unknown, arising out of or in any way connected with Employee's employment or other relationship with any member of the Employer Group or the termination of that employment or other relationship.

     (b) Nothing in this Agreement shall be construed to prohibit either party from taking action to enforce this Agreement or the other agreements or arrangements that survive in accordance with Section 18, In the event such action is taken, the prevailing party shall be entitled to payment by the non-prevailing party of his or its costs and expenses, including without limitation reasonable attorney's fees, in additional to any other relief to which he or it may be entitled.

     (c) Nothing in this Agreement shall preclude the COI Releasees or the Haddock Releasees, or any one or more of them, from raising counterclaims and defenses in any suit brought against such Releasee by, in the case of a suit against a COI Releasee, a Haddock Releasee, or, in the case of a suit brought against a Haddock Releasee, a COI Releasee.

10. (a) Employee recognizes the proprietary interest of the Employer Group and their affiliates in any Confidential Information (as hereinafter defined) of the Employer Group and their affiliates. Employee acknowledges and agrees that any and all Confidential Information learned by Employee during the course of his engagement by Employer or otherwise, whether developed by Employee alone or in conjunction with others or otherwise, is the property of the Employer Group and their affiliates. Employee further acknowledges and understands that his disclosure of any Confidential Information and/or proprietary information will result in irreparable injury and damage to the Employer Group and their affiliates. As used herein, "Confidential Information" means all confidential and proprietary information of the Employer Group and their affiliates, including without limitation information derived from reports, investigations, experiments, research, drawings, designs, plans, proposals, codes, marketing and sales programs, client lists, client mailing lists,

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     financial projections, cost summaries, pricing formulas, and all other concepts, ideas, materials, or information prepared or performed for or by the Employer Group or their affiliates. "Confidential Information" also includes information related to the business, products or sales of the Employer Group or their affiliates, or any of their respective customers, other than information that is otherwise publicly available without breach by any person of any duty to the Employer Group or their affiliates.

     (b) Employee acknowledges and agrees that the Employer Group and their affiliates are entitled to prevent the disclosure of Confidential Information. As a portion of the consideration for the compensation being paid to Employee by Employer, Employee agrees at all times to hold in strict confidence and not to disclose or allow to be disclosed to any person, firm or corporation, other than to persons engaged by the Employer Group and their affiliates to further the business of the Employer Group and their affiliates, and not to use, the Confidential Information without the prior written consent of the Employer Group.

     (c) Employee agrees to provide representatives of the Employer Group reasonable access to the files and other information containing Confidential Information. Employee will return to the Employer Group all originals and copies of any material containing Confidential Information within 14 days following written request. Employee will also return to the Employer Group within 14 days following a written request any other items in his possession, custody or control that are the property of a member of the Employer Group.

(d) Notwithstanding the foregoing, (i) Employee may use for his own benefit or the benefit of others any Confidential Information which he can show he developed outside the course and scope of his employment with the Employer Group; and (ii) Employee may disclose Confidential Information when required to do so by compulsory legal process, provided that Employee promptly upon receiving notice of such process shall notify the Employer Group and shall cooperate to the fullest extent in any lawful efforts of the Employer Group to protect the Confidential Information from compulsory disclosure.

11. Employee hereby acknowledges that he is aware of the restrictions imposed by federal and state securities laws on a person possessing material nonpublic information about a company. In this regard, Employee hereby agrees that while he is in possession of material nonpublic information with respect to the Employer Group, he will not purchase or sell any securities of Employer or any other member of the Employer Group, or communicate such information to any third party, in violation of any such laws.

12. Employee agrees that he will not encourage or assist any of Employer's employees to litigate claims or file administrative charges against any member of Employer Group or any of such member's past or present affiliates, officers, directors, owners, employees and agents, unless required to provide testimony or documents pursuant to a lawful subpoena or other compulsory legal process.

13. Each of Employee and the Employer Group agrees that money damages would not be a sufficient remedy for any breach of any provision of this Agreement by the other, and that in addition to all other remedies which the aggrieved party may have at law or in equity, including without limitation in the case of a breach by Employee the cessation of payments of compensation pursuant to Section 2 and the forfeiture of Employee's rights in the New Vested Options, such party will be entitled, without the requirement of posting a bond or other security, to specific performance and injunctive or other equitable relief as a remedy for any such breach. No failure or delay by either of Employee or Employer Group in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will


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     any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

14. Except as otherwise provided in Section 16, Employee and Employer Group agree that they will treat the existence and terms of this Agreement as confidential and will not discuss the Agreement or the Press Release referenced in Section 16 with anyone other than: (i) his or their counsel, accountants, or tax advisors as necessary to secure their professional advice, (ii) as may be required by law, and (iii) in Employee's case, his spouse.

15. Employee agrees to refrain from making any unfavorable comments, in writing or orally, about any member of Employer Group, or their operations, policies, or procedures, or about the Releases. Each member of Employer Group agrees to refrain from making any unfavorable comments, in writing or orally, about Employee or his job performance while in the service of the Employer Group.

16. The Employer Group in its sole discretion shall issue a Press Release concerning Employee's resignation from Employer Group and Employee expressly covenants and agrees that neither the issuance nor the contents of nor discussions relating to such Press Release (subject to Section 15) shall constitute a violation of this Agreement or create a right of action against any member of the Employer Group.

17. This Agreement shall be binding on the Employer Group and on Employee and upon their respective heirs, representatives, successors and assigns, and shall run to the benefit of the Releasees and each of them and to their respective heirs, representatives, successors and assigns. The undersigned members of the Employer Group shall be jointly and severally responsible for any breach of this Agreement by any other member of the Employer Group.

18. This Agreement sets forth the entire agreement between Employee and the members of Employer Group, and fully supersedes any and all prior agreements or understandings between them regarding its subject matter; provided, however, that nothing in this Agreement is intended to or shall be construed to modify, impair or terminate any obligation of Employee or the Employer Group pursuant to that certain Indemnification Agreement covering Employee, a copy of which is attached hereto as Exhibit B, or to deprive Employee of any indemnification rights he otherwise would have pursuant to statute or the Employer Group's governing documents. This Agreement may only be modified by written agreement signed by both parties.

19. Each of the undersigned members of Employer Group and Employee agree that in the event any provision of this Agreement is deemed to be invalid or unenforceable by any court or administrative agency of competent jurisdiction, or in the event that any provision cannot be modified so as to be valid and enforceable, then that provision shall be deemed severed from the Agreement and the remainder of the Agreement shall remain in full force and effect.

20. Employee and Employer mutually agree to cooperate fully with each other, and to execute and deliver such other instruments, documents and agreements, and to take such other actions reasonably requested by either party to better evidence and reflect the transactions contemplated hereby and to carry into effect the interests and purposes of this Agreement.

21. Employer Group will reimburse Employee for all reasonable and necessary out of pocket travel and other expenses incurred by Employee in negotiating the terms of this Agreement.


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22.  This Agreement in all respects shall be interpreted and entered under the laws of the State of Texas. The language of all parts of this Agreement in all cases shall be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.


                           PLEASE READ CAREFULLY. THIS
                    AGREEMENT AND GENERAL RELEASE INCLUDES A
                    RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.


                                              CRESCENT OPERATING, INC.



                                              By: /s/ Jeffrey L. Stevens
                                                 -------------------------------

                                              Its: Executive Vice President
                                                  ------------------------------





                                                /s/ Gerald W. Haddock
                                              ----------------------------------
                                              GERALD W. HADDOCK


               EXHIBITS OMITTED.


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